Exhibit 10.1

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Under 17 C.F.R. §§ 200.80(b)(4)

and 240.24b-2

Execution Copy

STRATEGIC PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT

THIS STRATEGIC PRODUCT DEVELOPMENT AND SUPPLY AGREEMENT (“Agreement”) is entered into as of March 16, 2009 (the “Execution Date”), between TARGUS GROUP INTERNATIONAL, INC., a Delaware corporation (“Targus”), and COMARCO, Inc., a California corporation (“Comarco”), with reference to the following facts:

A. Comarco offers for sale various power supplies, including those that are slim and/or light in format and/or contains output programming capability.

B. Comarco desires to sell certain of such products to Targus as set forth on Exhibit A attached hereto, as the same may be amended from time to time.

C. Notwithstanding their execution of this Agreement as of the Execution Date, the parties desire to delay the effectiveness of this Agreement until May 4, 2009 (the “Effective Date”), except as expressly provided in Section 11 below.

NOW, THEREFORE, in consideration of the foregoing facts and the mutual promises set forth below, the parties agree as follows:

1. Supply and Exclusivity.

1.1 Product. As used herein, “Product” means any Exclusive Product, any other power supply product that is slim and/or light in format, and/or contains output programming capability offered for sale by Comarco or any other product offered for sale by Comarco from time to time that Targus elects to purchase from Comarco subject to the terms and conditions of this Agreement and which is listed on Exhibit A attached hereto (as the same may be amended from time to time); and “Exclusive Product” means (i) any “Original Exclusive Product” and any “New Exclusive Product” (as such terms are defined in Section 1.2.1 below). Comarco hereby agrees to sell the Products to Targus and Targus hereby agrees to buy the Products from Comarco, on and subject to the terms and conditions contained in this Agreement.

1.2 Exclusivity.

1.2.1 After the Comarco Transition Period (as defined in Section 1.8), except for the “Comarco Exclusive Customers” (as defined in Section 1.2.3), Comarco will manufacture and sell to Targus, on an exclusive basis (i) the Products listed on Exhibit A as of the Execution Date on the terms set forth herein (collectively, the “Original Exclusive Products”), (ii) any new power supply product that is slim and/or light in format, and/or contains output programming capability developed by Comarco from time to time after the Execution Date until the expiration or termination of this Agreement that is substantially similar to an Original Exclusive Product but that does not have materially different specifications as compared to the Original Exclusive Product (for example, a different color or shape) which product shall be sold to Targus at the same price as the Original Exclusive Product; (iii) any New Slim/Light/Programmable Product (subject to Section 1.2.2 below); (iv) any new power supply product developed by Comarco from time to time after the Execution Date until the expiration or termination of this Agreement that is substantially similar to a New Slim/Light/Programmable Product that becomes an Exclusive Product hereunder but that does not have materially different specifications as compared to the New Slim/Light/Programmable Product (for example, a different color or shape) which product shall be sold to Targus at the same price as the New Slim/Light Programmable Product; and (v) any other Products that the parties mutually agree to be sold by Comarco to Targus and purchased by Targus from Comarco on an exclusive basis pursuant to Section 1.5 and 1.7 below ((ii) through (v) collectively, the “New Exclusive Products”). Comarco’s obligations to sell Products exclusively to Targus as described in this Agreement are sometimes collectively referred to herein as “Comarco’s Exclusive Obligations.”

1.2.2 If Comarco develops any New Slim/Light/Programmable Product (defined in Section 1.2.3), then Comarco will notify Targus in writing of such New Slim/Light/Programmable Product, and Targus will notify Comarco in writing whether or not Targus desires to purchase such New Slim/Light/Programmable Product. If Targus desires to purchase any New Slim/Light/Programmable Product (other than a New Slim/Light/Programmable Product developed by Comarco), including from a third party, Targus will notify Comarco in writing of the requirements for such New Slim/Light/Programmable Product, and Comarco will notify Targus in writing whether or not Comarco desires to supply such New Slim/Light/Programmable Product. If Targus desires to purchase any New Slim/Light/Programmable Product developed by Comarco or Comarco desires to supply any New Slim/Light/Programmable Product proposed by Targus, the parties will negotiate exclusively in good faith the pricing that would be competitive in the marketplace and specifications for such New Slim/Light/Programmable Product and the parties will amend Exhibit A to add such Product upon their written agreement of the pricing and specifications for the same. If (i) despite having negotiated in good faith, the parties cannot come to an agreement on the pricing or the specification within […***…] days after Targus’ notice, (ii) Targus does not notify Comarco within […***…] days after Comarco’s notice of the developed New Slim/Light/Programmable Product that Targus desires to purchase such New Slim/Light/Programmable Product, or (iii) Comarco does not notify Targus within […***…] days after Targus’ notice of the proposed New

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Slim/Light/Programmable Product that Comarco desires to supply such New Slim/Light/Programmable Product, then such New Slim/Light/Programmable Product will not become a New Exclusive Product and shall automatically be excluded from Sections 1.2.1 and 1.6 hereunder (“Excluded Product”). After such Product becomes an Excluded Product hereunder, Comarco may engage in discussions and negotiations with and enter into an agreement with any third party to supply the Excluded Product to such third party, provided that the pricing offered to such third party may not be more favorable to such third party than the pricing last offered to Targus by Comarco, and Targus may engage in discussions and negotiations with and enter into an agreement with any third party to purchase a product that is identical or substantially similar to the Excluded Product, provided that the pricing offered to such third party may not be more favorable to such third party than the pricing last offered by Targus to Comarco.

1.2.3 For purposes of this Agreement,

(a) a power supply product is “slim and/or light in format” if it has a thickness of less than […***…] inches and/or weighs less than […***…] ounces;

(b) a power supply contains “output programming capability” if the adapter is capable of outputting a voltage that can be programmed by the user to a fixed or variable value from […***…] volts, this may be accomplished by removing and replacing a connector on the output of the adapter or by selecting a value by other means such as a multiple position switch and/or any combination of these methods, and this does not include adapters that are factory set to a predetermined value and cannot be reprogrammed by the user;

(c) a “Comarco Exclusive Customer” shall mean a third party original computer equipment manufacturer that sells products purchased from Comarco under such manufacturer’s own brand name (“OEM”);

(d) a “New Slim/Light/Programmable Product” shall mean a future power supply product that is slim and/or light in format, and/or contains output programming capability that has a materially different specification as compared to the Original Exclusive Products. By way of example, any future power supply product that is slim and/or light in format, and/or contains output programming capability that may be smaller in size, has a different color, shape or packaging, and/or includes stand-by power is not a New Slim/Light/Programmable Product (and shall instead be deemed a product included in the category described in clause (ii) of Section 1.2.1 above). By way of further example, any future power supply product that is slim and/or light in format and/or contains output programming capability that may be solar powered or produces different power output (e.g., […***…] watts) is a New Slim/Light/Programmable Product.

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1.2.4 Notwithstanding anything to the contrary contained herein, Comarco shall not, and shall cause its Affiliates not to, sell any products that incorporate any Targus Intellectual Property (as defined below) to any OEMs or any other third parties during or after the expiration or termination of this Agreement. Without limiting the generality of the foregoing, […***…] shall not be deemed OEMs. After the Comarco Transition Period, except for the Comarco Exclusive Customers and subject to Section 1.2.2, Comarco will manufacture and sell, and will cause its Affiliates to manufacture and sell, the Exclusive Products only to Targus and Comarco will not, and cause its Affiliates not to, manufacture, grant any other parties the right to manufacture, sell or distribute, directly or indirectly, to any other party any of such Exclusive Products or any products substantially similar to such Products, provided that Comarco and its Affiliates may grant non-exclusive patent licenses to third parties or enter into cross patent license agreements to the extent necessary in connection with any settlements of patent infringement claims or suits; provided that if such third party is a Major Competitor of Targus, Targus shall have the right to terminate its exclusive purchase obligations under Section 1.6 with prior written notice to Comarco, in which case, Comarco’s exclusive supply obligation under Section 1.2 shall also terminate. Additionally, in no event shall Comarco or its Affiliates, directly or indirectly, manufacture or sell to any third party the Exclusive Products or any products substantially similar to the Exclusive Products under Comarco’s or any of its Affiliates’ brand name.

1.3 Targus Sales. Targus will use commercially reasonable efforts to promote and market the Products, provided that Targus may not promote, market, and/or sell the Products to Comarco Exclusive Customers, except Targus may promote, market, and/or sell Targus-branded Products to Comarco Exclusive Customers. Notwithstanding anything to the contrary contained in this Agreement, Targus shall have the right to sell and distribute the Products to third parties at such prices and on such other terms as it deems appropriate, in its sole discretion. Comarco’s Exclusive Obligations shall terminate if Comarco delivers written notice to Targus that Targus has failed to substantially perform its obligations under this Section 1.3 and Targus fails to cure such failure within […***…] days thereafter; and in which case, Comarco may supply the Exclusive Products to other customers. If Comarco’s Exclusive Obligations terminate pursuant to this Section 1.3, Targus’ Exclusive Obligations (as defined in Section 1.6 below) shall automatically terminate […***…] months after the termination of Comarco’s Exclusive Obligations, or the expiration or termination of this Agreement, if sooner.

1.4 Channel Opportunities. If Comarco identifies any market opportunity, which may be in the form of a specific geography (which geographies shall mean North America, South America, Australia, Asia-Pacific, and EMEA (i.e., Europe, Middle-East, and Africa) for purposes of this Agreement), or sales channel (which sales channels shall mean retail, e-tail, enterprise, and distribution for purposes of this Agreement) that Targus fails to enter or exits or substantially exits after the Effective Date(“Channel Opportunity”), Comarco may notify Targus of such Channel Opportunity in writing, along with any relevant information which may be in the

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possession of Comarco that is useful for Targus to assess the merits of such Channel Opportunity. The parties will thereafter collaborate in good faith for a period of […***…] months (the “Collaboration Period”) regarding the potential of such Channel Opportunity, taking into consideration applicable Governmental Requirements and market requirements and any modifications to the Products necessary to successfully market the Products in the Channel Opportunity. If Targus notifies Comarco after the expiration of the Collaboration Period that it elects not to enter or re-enter the Channel Opportunity with respect to the Products that Comarco proposed during the Collaboration Period to be marketed in the Channel Opportunity (the “Channel Opportunity Products”), then Comarco shall thereafter have the right to market and sell, directly or through a distributor, the Channel Opportunity Products and products that are substantially similar in form, fit and function to the Channel Opportunity Products into such Channel Opportunity. If Targus notifies Comarco in writing that it intends to exit from any Channel Opportunity, Comarco may sell, directly or through another reseller, the Products and/or Exclusive Products into such Channel Opportunity. If Targus thereafter sends notice to Comarco that it desires to re-enter any Channel Opportunity, Comarco shall in good faith negotiate the terms and conditions for Targus’ re-entry into such Channel Opportunity, taking into consideration any obligation Comarco may have with another reseller.

1.5 New Products. If Comarco develops any new power supply product (other than a power supply product described in clauses (i) – (iv) of Section 1.2.1 or 1.2.2 above) (the “New Product”) for sale, Comarco will notify Targus of such New Product in writing, including detailed specifications for such product. Within […***…] days after receiving such notice, Targus will notify Comarco in writing whether or not Targus is interested in purchasing such New Product under the terms of this Agreement. If Targus advises Comarco in such written notice that it is not interested in purchasing such New Product under the terms of this Agreement, Comarco may sell the New Product to third parties. If Targus is interested in purchasing and distributing such New Product under the terms of this Agreement, the parties will negotiate in good faith, the pricing and specifications and terms for exclusivity (if any) for such New Product and upon reaching an agreement, the parties will amend Exhibit A to add such New Product. If the parties do not reach such an agreement and amend Exhibit A within […***…] days after Targus’ notice, then Comarco may engage in discussions and negotiations with and enter into an agreement with any third party to supply the New Product to such third party, provided that the pricing offered to such third party may not be more favorable to such third party than the pricing last offered to Targus by Comarco.

1.6 Exclusive Supply. Subject to Section 1.2.2, Targus will, and cause its Affiliates to, purchase all Exclusive Products exclusively from Comarco and will not, and will cause its Affiliates not to, purchase any Exclusive Products or any products substantially similar to Exclusive Products from a third party supplier. Notwithstanding anything to the contrary contained herein, in no event shall any fixed voltage power

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adaptors (regardless of size or weight) or low power charging systems be deemed an Exclusive Product hereunder. A product is considered substantially similar to an Exclusive Product, if it does not have a materially different specification as compared to the Exclusive Product. Targus’ obligations under this Section 1.6 shall terminate if Targus delivers written notice to Comarco that Comarco has failed to supply the Products substantially as required under this Agreement in terms of quantity, quality and delivery dates (taking into consideration all of the Products being sold to Targus by Comarco at such time in their entirety) and Comarco fails to cure such failure within […***…] days thereafter; and in which case, Targus may purchase the Exclusive Products from another source. Targus’ obligations to purchase Exclusive Products exclusively from Comarco under this Section 1.6 are sometimes collectively referred to herein as “Targus’ Exclusive Obligations.” If Targus’ Exclusive Obligations terminate pursuant to this Section 1.6, Comarco’s Exclusive Obligations shall automatically terminate […***…] months after the termination of Targus’ Exclusive Obligations, or the expiration or termination of this Agreement, if sooner.

1.7 Other Power Supply Products. If Targus desires to purchase any power supply product, other than a power supply product that is slim and/or light in format, and/or contains output programming capability, (“Other Power Product”) from a supplier, Targus will notify Comarco in writing, including providing a description of and requirements for such Other Power Product. Within […***…] days after receiving such notice, Comarco will notify Targus whether or not Comarco is interested in supplying such Other Power Product under the terms of this Agreement. If Comarco does not deliver written notice to Targus within such […***…] -day period that it is interested in supplying such Other Power Product under the terms of this Agreement, Targus may purchase such Other Power Product from another supplier. If Comarco is interested in supplying such Other Power Product, then within […***…] days after such notice, the parties will negotiate exclusively with each other, in good faith, the pricing and specifications and terms for exclusivity (if any) for such Other Power Product and upon reaching an agreement, the parties will amend Exhibit A to add such Other Power Product. If the parties do not reach such an agreement and amend Exhibit A within such […***…]-day period, then Targus may engage in discussions and negotiations with and enter into an agreement with any third party to supply the Other Power Product to Targus, provided that the pricing offered to such third party may not be more favorable to such third party than the pricing last offered by Targus to Comarco.

1.8 Exclusivity Transition Period. For purposes of this Agreement, “Comarco Transition Period” shall mean the period beginning on the Effective Date and ending on the date on which Comarco delivers to the F.O.B. point referenced in Exhibit A the first shipment of Exclusive Products purchased by Targus pursuant to terms and conditions of this Agreement. Notwithstanding anything to the contrary contained herein, during the Comarco Transition Period, Comarco shall not be subject to the exclusivity limitations set forth in Section 1.2 above, except that Comarco shall not sell or ship any

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Exclusive product included in the […***…] line. Additionally, notwithstanding anything to the contrary contained herein, Targus shall have the right to continue to sell and ship any products purchased or ordered from any third party prior to the Effective Date, and Comarco shall have the right to continue to sell and ship any products to any third party prior to the expiration of the Comarco Transition Period.

1.9 Development and Supply Milestones. Comarco agrees to supply the […***…] line of Products in accordance with the milestones set forth on Exhibit A, subject to (i) any request for extensions approved by Targus from time to time, which approval shall not be unreasonably withheld, and (ii) Comarco receiving from Targus in a timely manner all information, materials and cooperation required for Comarco to complete the development and manufacture of the […***…] line of Products. To the extent any delay is caused by Targus’ failure to provide the required information, materials, and/or cooperation, Comarco will notify Targus of such failure in writing and Comarco will be entitled to an extension of time equal to the number of days delayed by Targus in providing the required information, materials, and/or cooperation. In no event will any products be shipped to Targus prior to May 5, 2009.

2. Documentation and Packaging. As used herein, “Documentation” shall mean all manuals, instructions and other materials, whether in written or electronic form, provided by Comarco or its manufacturer for the use of the Products by customers, which describe the operation and maintenance of the Products. Targus shall have the right to approve the packaging and Documentation for the Products. The Products supplied to Targus will be packaged and branded with the “Targus” name only. In the event the parties do not complete Exhibit A concurrently with the execution of this Agreement for any reason, such failure shall not affect the validity of this Agreement. In such event, the parties shall have the right to attach this exhibit subsequent to the execution of this Agreement provided an authorized individual on behalf of each party signs the exhibit. Exhibit A may be updated from time to time in the same manner. If the parties fail to attach Exhibit A for any Products supplied by Comarco to Targus from and after the date hereof, then the terms and conditions of this Agreement shall be deemed incorporated into the purchase order for such Products and the Products shall be deemed sold to Targus pursuant to the terms and conditions of this Agreement.

3. New Product Requests. Comarco will, at Targus’ request cooperate with Targus in the design, development and sale to Targus of new products or the change in design or specifications of a Product in accordance with the specifications outlined by Targus (the “Custom Products”). Such support shall be for all regions of Targus and its Affiliates. Any design, development and sale of any Custom Product by Comarco to Targus will be subject to mutual agreement of the parties in writing, including any terms regarding intellectual property rights pertaining to the Custom Product. Payment of any cost incurred as a result of such development or change of design done at Targus’ request shall be

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allocated as the parties mutually agree upon in writing. Such support shall be for all regions of Targus and its affiliated entities. Comarco will promptly analyze Targus’ request for Custom Products and prepare a quote for Targus for such design and development. Comarco will use its commercially reasonable, good faith efforts to be responsive to Targus’ requests for the design and development of Custom Products; provided, however Comarco agrees that it is obligated to design and develop any improvement to or enhancement of any Exclusive Product requested by Targus if such product is then being supplied by Comarco to Targus hereunder (the “Updated Product”) provided such design and development is technologically feasible and the parties mutually agree to the allocation of the design and development costs for the same. The parties will negotiate in good faith, the pricing and specifications and initial delivery dates for such Updated Product and upon reaching an agreement, the parties will amend Exhibit A to add such Updated Product as an Exclusive Product. Any Custom Product will be supplied by Comarco to Targus on an exclusive basis.

4. Manufacture of Products. Comarco shall provide Targus with details of the manufacturing facilities proposed to be used for the manufacture of the Products (whether or not they are Comarco’s own facilities or are those of independent sub-contractors). Notwithstanding Comarco’s use of any independent sub-contractors, Comarco will remain solely and exclusively liable to Targus for the proper performance of any and all of its obligations under this Agreement. Comarco and Targus will collaborate in identifying any sub-contractor to be used in manufacturing any Product under this Agreement. Comarco may not change the manufacturing facilities without the prior written approval of Targus, which approval will not be unreasonably withheld. If Comarco uses any independent sub-contractor to manufacture the Products, Comarco shall deliver to Targus an agreement in the form of Exhibit B attached hereto executed by such sub-contractor agreeing to comply with the limitations on usage of Targus’ Marks and Intellectual Property (as defined in Section 8.1 below) and acknowledging Targus’ exclusivity as set forth herein prior to the sub-contractor commencing the manufacture of the Products. Comarco will ensure (and, where appropriate procure) that Targus may, on giving reasonable prior written notice, by its nominated representative(s) during normal business hours, both during the Term and for a period of […***…] days after termination of this Agreement, have access to and enter upon the Manufacturing Facilities to monitor compliance of all manufacturing and packing operations of Comarco or its sub-contractor, as applicable, with all the terms of this Agreement, and for auditing purposes in a manner that is not unreasonably disruptive to the operation of the Manufacturing Facilities. Comarco will comply with all reasonable directions and instructions given by Targus for the purpose of such monitoring and auditing.

5. Purchases. Any purchases under this Agreement shall be effected by submission of a written purchase order from Targus. A purchase order is not valid unless transmitted by an authorized representative of Targus. In the event of any conflict between the terms of this Agreement and the terms of any purchase order, the terms of this Agreement shall prevail. Unless Targus has any undisputed outstanding balance and has failed to pay the same within […***…] days after notice from Comarco that the same is overdue, Comarco shall not reject

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any purchase order submitted by Targus that is consistent with the terms of this Agreement; subject to adjustments allowed herein. Purchase orders submitted to Comarco in accordance with this Section 5 shall be deemed accepted within […***…] business days of Comarco’s receipt of the purchase order unless Comarco delivers a written rejection to Targus within such […***…] business day period. Comarco and Targus agree that a purchase order sent to Comarco by confirmed facsimile or electronic transmission shall be an acceptable means of purchase order delivery. Notwithstanding anything to the contrary contained herein, Targus reserves the right to reject (as provided in Section 7.3), dispute, or cancel (as provided in Section 5.4 or 12.2) any shipment due to Comarco’s failure to meet Targus’ requirements identified herein.

5.1 Prices. The prices for the Products shall be determined as set forth on Exhibit A. Any pricing changes shall be mutually agreed to by the parties in writing. All prices are […***…], including […***…], necessary to deliver Products to the F.O.B. point referenced in Exhibit A. Prices do not include, and Targus will be solely responsible for, […***…] necessary to deliver Products to any delivery destination which are incurred after Comarco has delivered the Products to a F.O.B. point referenced in Exhibit A.

5.2 Price Adjustments. Comarco agrees to keep the prices of the Products competitive in the marketplace. Comarco and Targus agree to cooperate with each other to adjust the pricing of any Product on a […***…] basis so that Targus remains competitive in the marketplace and at the same time ensure that both Comarco and Targus make a reasonable margin on the Products, and Comarco agrees to review prices on a calendar quarterly basis with Targus in order to do so. Notwithstanding the foregoing, any change in pricing must be subject to the mutual written agreement of the parties.

5.3 Delivery Terms and Lead-times. Unless otherwise noted on the purchase order accepted by Comarco, all shipments shall be F.O.B. point referenced in Exhibit A. “F.O.B.” and any other shipping term used but not otherwise defined herein shall have the meaning as set forth in 2000 Incoterms published by the International Chamber of Commerce. Comarco agrees to supply the Products to Targus within […***…] calendar days lead-time from acceptance of the purchase order for quantities to be delivered in such […***…] day period that are not greater than those reflected on the most recent forecast and the additional quantities permitted under this Section 5.3. Comarco shall inform Targus immediately (but not less than […***…] prior to shipment) of any failure to ship any part of an order or the exact Products called for by an order on the shipment date specified. Acceptance of any Products shipped after the specified shipment date or acceptance of any partial shipment shall not be construed as a waiver of any of Targus’ rights resulting from the late shipment. Targus may (i) increase the quantity ordered by an additional […***…] percent ([…***…]%) up to […***…]

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days before the delivery date specified in the relevant order; (ii) increase the quantity ordered by an additional […***…] percent ([…***…]%) up to […***…] days before the delivery date specified in the relevant order; and (iii) increase the quantity ordered by an additional […***…] percent ([…***…]%) up to […***…] days prior to the delivery date specified in the relevant order. Targus may, by notifying Comarco in writing, vary the scheduled delivery date(s) for any order for up to […***…] days prior to the delivery date originally specified in the relevant order. Comarco will comply with Targus’ instructions regarding the freight carrier and means of transportation or routing, as set forth in Targus’ freight guidelines delivered by Targus to Comarco from time to time, unless it advises Targus in writing of the reasons why such instructions are commercially unreasonable. If Targus fails to provide shipping instructions, Comarco shall select the best available carrier, on a commercially reasonable basis. Comarco shall arrange to have all Products suitably packaged in accordance with good commercial practices.

5.4 Late, Early, Partial or Excess Deliveries. Targus is not obligated to accept early deliveries by more than […***…] days, late deliveries by more than […***…] weeks or excess deliveries, unless approved by Targus in writing in advance. If Comarco does not ship any Product order on a timely basis such that the Products will arrive at the specified destination more than […***…] days late, Comarco agrees to ship such Products by air and to be solely responsible for any additional freight costs and expenses for such air shipment in excess of what such shipment would have cost to ship by standard marine or other delivery method. Additionally, if Comarco does not ship any Product order on a timely basis such that the Products will arrive at the specified destination more than […***…] days late, then Comarco shall pay Targus a penalty fee of […***…] percent ([…***…]%) of the invoiced amount of the delayed shipment in addition to shipping the Products by air. Such penalty, Comarco’s obligation to ship by air and right of cancellation are Targus’ exclusive remedies for any late deliveries of the Products by Comarco, subject to (i) Targus’ right to terminate its exclusivity obligations under Section 1.6 if Comarco is unable to supply the Exclusive Product substantially as required under this Agreement in terms of quantity, quality and delivery dates; and (ii) Targus’ right to terminate this Agreement for a material breach under Section 12.1.

5.5 Title and Risk. Title to the Products shall pass to Targus or Targus’ Affiliate specified in the relevant purchase order upon delivery of the Products to the designated carrier at the point specified in Exhibit A as provided in Section 5.3. All risk of loss in the Products will pass to Targus upon delivery of the Products to the designated carrier at the point specified in Exhibit A as provided in Section 5.3.

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5.6 Forecasts. On a […***…] basis by the first (1st) business day of each […***…], Targus will supply Comarco with a […***…]-week non-binding rolling forecast for planning purposes only; provided that Targus agrees to include supporting binding purchase orders (but subject to adjustment as provided herein) equivalent to not less than the first […***…] weeks with each forecast. On a […***…] basis by the first (1st) business day of each […***…], Comarco will supply Targus with a […***…]-week production schedule.

5.7 Payment Terms. Invoices for Products shipped F.O.B. shall be payable net […***…] days from the date of invoice, which invoice will not be issued before delivery of the Products to the F.O.B. point referenced in Exhibit A as provided in Section 5.3. Unless otherwise agreed to by the parties, all payments hereunder shall be in U.S. Dollars. Payment terms shall be offered and honored for all Targus Affiliates globally under the same terms and conditions set forth herein. In the event of any late payment for undisputed amounts owing by Targus that is not cured in […***…] days after notice from Comarco to Targus of nonpayment, Comarco may decline to make any further shipments of Products, without in any way affecting its rights under this Agreement or waiving any and all other remedies it may have for any breach hereof.

5.8 Taxes. The prices to Targus set forth in this Agreement or in an order include, and Comarco shall be responsible for and indemnify Targus for payment of all sales, use, VAT and other taxes, fees and duties (collectively, “Taxes”) payable through the point of shipment, whether or not set forth separately. To the extent any Taxes paid with respect to the Products are refunded to Comarco, then Comarco shall immediately pay Targus the amount of such refund. Targus shall be responsible for and indemnify Comarco for payment of Taxes after delivery at the point of shipment. The parties shall endeavor to eliminate any United States federal withholding tax (“Withholding Tax”) that might be levied upon the sale of Products under this Agreement (including the completion of all appropriate forms, documents and paperwork required under any applicable tax treaty to reduce or eliminate such Withholding Tax). If applicable law requires Targus to withhold any taxes levied by the United States on payments to be made pursuant to this Agreement, Targus shall be entitled to deduct such Withholding Tax from the payments due Comarco hereunder.

5.9 Returns. Targus may, from time to time during the Term or thereafter during the Warranty Period (defined in Section 13), return to Comarco Products that do not conform to the warranties provided in Section 13(a) through (d), are damaged prior to delivery as required under Section 5.3 or which are rejected under Sections 7.2, or 7.3 below in accordance with the following procedures:

(a) Prior to returning any Products to Comarco, Targus shall first submit a request (a “Request”) to Comarco for a return merchandise authorization number (“RMA”). Each Request shall include the product sku number and the return quantity.

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(b) Comarco shall issue a RMA to Targus or otherwise authorize Targus to return the Products identified in the Request (a “Return Authorization”) within […***…] business days of the date of Targus’ Request. Once Targus receives a Return Authorization from Comarco, Targus may return the non-conforming, damaged or rejected Products at Comarco’s expense to Comarco’s address set forth herein or at such other place as directed by Comarco.

(c) Upon Targus’ receipt of the Return Authorization, Comarco (as Targus’ exclusive remedy [subject to (i) Targus’ right to terminate its exclusivity obligations under Section 1.6 if Comarco is unable to supply the Exclusive Product substantially as required under this Agreement in terms of quantity, quality and delivery dates; and (ii) Targus’ right to terminate this Agreement for a material breach under Section 12.1]), will credit the purchase price paid for the Product returned against any Comarco’s outstanding invoice. If Comarco does not issue a Return Authorization within such […***…] business day period, Targus may take a credit for the total purchase price of units that Targus has requested to return against any Comarco outstanding invoice with written notice to Comarco. If Comarco does not have an open invoice with Targus when Targus is entitled to a credit hereunder, Comarco shall issue a refund to Targus for such amount. If Targus has not received a Return Authorization within […***…] days of the date of Targus’ Request, Targus may dispose of such Products in any manner it deems appropriate with written notice to Comarco.

(d) Supplier may not resell any returned Products to third parties.

5.10 Product Discontinuation. Any discontinuation of Products that are supplied to Targus by Comarco hereunder shall be on such terms and conditions as are mutually agreed to by the parties.

6. Ongoing Support.

6.1 First Level Support. As used herein, “First Level Support” shall mean direct user support provided by Targus to end-users of the Products consisting solely of general, non-technical assistance by telephone or e-mail in resolving problems with the Product which require no changes or modifications to the Products. Targus acknowledges and agrees that it is responsible for, and will provide all First Level Support for the Products and any Product training that may be required for Targus’ dealers and sales representatives.

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6.2 Second Level Support. For purposes of this Agreement, “Second Level Support” shall mean support provided by Comarco to Targus for Product problems and issues that have not been or could not reasonably be resolved through First Level Support. Comarco agrees to provide Targus with support to assist it in resolving customer difficulties with the Products that are beyond First Level Support. Comarco will acknowledge Targus’ request, in English not less than […***…] after Targus requests assistance, through electronic communication or other method selected by Targus. Comarco shall supply the same level of support for a period of […***…] months after Targus’ receipt of the last Product shipped by Comarco to Targus hereunder.

6.3 Tip Compatibility. Comarco will use commercially reasonable efforts to monitor introduction of new notebooks and laptop computers and upgrades to existing notebooks and laptop computers by a computer manufacturer, and to determine whether the Products currently subject to this Agreement are compatible with such new or upgraded computers and to notify Targus in writing if any of such Products are not compatible within […***…] days after the introduction of such new notebooks, laptop computers, and upgrades. Comarco will ensure that the Products are compatible with no less than […***…] percent ([…***…]%) of all notebooks and laptop computers in the marketplace.

6.4 Software Configurator. Comarco shall, at Comarco’s sole cost, design and, during the term of this Agreement, host and maintain a configurator software database that is accessible on Targus’ branded-website which shall allow customers to determine the type of Product needed for their laptop/notebook computers. Comarco shall reasonably consider, in good faith, Targus’ suggestions and input regarding improvements to such database and website.

6.5 Samples. Comarco shall supply reasonable amounts of samples of all Products including newly designed Products to all regions of Targus at the request of Targus.

7. Quality Control.

7.1 Testing. The Products shall be tested by Comarco or its designee in accordance with and as required by Comarco’s standard testing procedures, processes and policies. Upon Targus’ request, Comarco shall make available to Targus any test certifications obtained by Comarco. Targus may test Products at any time and shall be responsible for such testing charges. Targus may request that Comarco perform a particular, additional test on a Product, and Comarco will discuss Targus’ request in good faith and determine, in Comarco’s sole discretion, whether to perform such additional test.

7.2 Epidemic Failures. As used in this Agreement, an “Epidemic Failure” shall mean the occurrence of a single defect in a Product that results in a warranty breach discovered either in testing, through inspection or in the field at a failure rate over any rolling […***…] day period exceeding […***…] percent ([…***…]%)

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of such Product delivered by Comarco to Targus during such period or if there is a Product recall. If an Epidemic Failure occurs, Comarco will propose an action plan within […***…] business days to fix the failure of any affected Products and to implement immediately such action plan upon Targus’ acceptance thereof. Any repair or replacement agreed upon by Targus to remedy the Epidemic Failure shall be done at mutually agreed-upon locations; provided, however that costs of repair or replacement together with the shipping, transportation and other costs of gathering and redistributing the affected Products shall be borne solely by Comarco. Additionally, Comarco shall reimburse Targus for any other direct costs incurred by Targus as a result of the Epidemic Failure. If Comarco is unable to remedy the Epidemic Failure to Targus’ satisfaction within […***…] days after Targus delivers notice of the same to Comarco, Targus shall have the right to terminate this Agreement in accordance with Section 12 below.

7.3 Acceptance. Final acceptance or rejection of the Products by Targus shall be made as promptly as practical after delivery, but in no event more than […***…] calendar days after delivery to the destinations specified in the purchase orders, provided that failure to inspect and accept or reject the Products or failure to detect defects by inspection, shall not relieve Comarco from responsibility for Products that are not in accordance with the warranty herein or damaged during shipment to the location as described in Section 5.3 or waive any of Targus’ rights relating thereto (and which Products may be returned to Targus pursuant to Section 5.9). For purposes of this Agreement, “final acceptance or rejection” shall be limited to confirmation whether the Products have been received by Targus and whether the quantity is the same as specified in the applicable order. Any Products that are rejected as not conforming to the applicable warranties shall be handled in accordance with the warranty provisions in this Agreement. Comarco shall use commercially reasonable efforts to provide and maintain an inspection and process control system acceptable to Targus covering the Products hereunder.

7.4 Site Inspections. Each party shall have the right at its expense to inspect, at reasonable times and upon prior written notice, books, records and facilities of the other party that relate to the performance under this Agreement. Each party shall reasonably cooperate with the other party with respect to such inspections. If an inspection or test is made on a party’s premises, such party shall provide the other party’s inspectors with reasonable facilities and assistance at no additional charge.

7.5 Financial Information and Accounting. Upon request of either party, the other party shall provide the requesting party with financial information sufficient to demonstrate its ability on an ongoing basis to meet is obligations hereunder. All computations pursuant to this Agreement shall be made in accordance with recognized and generally accepted accounting principles as reflected in the practice of certified independent public accountants of international reputation practicing in the United States.

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7.6 Business Review. Upon the request of either party, the parties hereto shall meet to review the past performance hereunder and endeavor to adopt procedures to achieve higher performance standards hereunder.

8. Intellectual Property.

8.1 Intellectual Property; Targus Marks. As used in this Agreement, (a) “Intellectual Property” means all inventions, patents, patent applications, copyrights, trademarks, trade names, service marks, technical information, specifications, designs, drawings, data, processes, formulae, know how and other intellectual properties owned or licensed by a party hereunder and necessary or useful for the manufacture and supply of the Products; (b) “Comarco Intellectual Property” means (i) all Intellectual Property owned or licensed by Comarco independent of this Agreement and without any assistance from Targus, including, without limitation, any Intellectual Property embodied in any Product or New Product, and (ii) all Intellectual Property conceived, reduced to practice or made by Comarco in the course of developing any tip as provided in Section 6.3 or developing the software configurator database and website as provided in Section 6.4; and (c) “Targus Intellectual Property” means all Intellectual Property owned by Targus independent of this Agreement and without any assistance from Comarco, including, without limitation, the Targus Marks. The “Targus Marks” means the Targus word trademark and any other mark, design or symbol designated by Targus to be used in conjunction with Targus products from time to time.

8.2 Ownership. The parties acknowledge and agree that (i) the Targus Intellectual Property is the property of Targus and the Comarco Intellectual Property is the property of Comarco, and that as between Comarco and Targus, all right, title and interest in and to the Intellectual Property are owned by, belong to and remain with the party that provided the same; (ii) either party shall not and shall not permit any third party to register, modify, translate or create derivative works based upon the other party’s Intellectual Property, (iii) each party shall execute and deliver such documents as the other party may reasonably request to enable the requesting party to register and perfect any rights in the Intellectual Property it owns and any improvements thereto, and (iv) each party shall be responsible for and shall take appropriate steps to ensure compliance by its employees and agents with respect to such party’s obligations under this Agreement. Comarco represents and warrants that it owns or otherwise has legal rights to all trademarks, patents and other proprietary rights in and to the Comarco Intellectual Property and has the right to allow the branding of the Products with the Targus Marks as provided herein without the consent of any other party. Targus represents and warrants that it owns all trademarks, patents and other proprietary rights in and to the Targus Intellectual Property and has the right to grant Comarco a license to use the Targus Marks as provided herein without the consent of any other party.

8.3 License to Use. Comarco hereby grants Targus, its Affiliates and their respective customers a nonexclusive, non-transferable (except as permitted under Section 14.5), non-royalty bearing license to the Comarco Intellectual Property to the extent necessary to sell, distribute, operate and otherwise use the Products. Targus grants Comarco a nonexclusive, non-transferable (except as permitted under Section 14.5), non-royalty bearing license to the Targus Intellectual Property to the extent necessary to manufacture the Products.

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9. Targus Marks. Targus hereby grants Comarco a nonexclusive, non-transferable (except as permitted under Section 14.5), limited license to use the Targus Marks solely to brand the Products and in a manner pre-approved in writing by Targus’ General Counsel. Comarco shall not use any trade marks or other signs or symbols other than the Targus Marks on or in relation to the Products. Comarco shall display Targus Marks on the Products in a format mutually acceptable to the parties. Targus represents and warrants that it owns all trademark and other proprietary rights in and to the Targus Marks and has the right to license the same to Comarco without the consent of any other party. Targus shall defend, indemnify, and hold harmless Comarco from and against any claims, demands, liabilities, or expenses (including attorneys’ fees and costs) arising out any claims of infringement or misappropriation by third parties with respect to the Targus Marks. Comarco shall not use any marks confusingly similar to the Targus Marks, nor shall Comarco use the Targus Marks in conjunction with any other mark or products. Comarco must notify Targus immediately after it becomes aware of or suspects any actual or threatened infringement or misuse of, or any challenge or other action detrimental to, any of the Targus Marks or other Targus Intellectual Property, and of any actual or threatened passing-off. Comarco must provide details of the alleged infringement, misuse, challenge or other action. Comarco may not use the Targus Marks except for the limited purpose set forth in this Agreement and in accordance with Targus’ trademark guidelines from time to time in effect. Comarco shall not knowingly or intentionally do anything to harm the reputation or goodwill associated with the Targus Marks, or take any action inconsistent with Targus’ ownership of the Targus Marks. Comarco agrees to assign, and does hereby assign to Targus any and all right, title and interest which it has obtained or may obtain in Targus’ Marks. Comarco hereby irrevocably appoints Targus as its attorney-in-fact for the limited purpose of executing any and all documents and performing any and all acts necessary to give effect and legality to the provisions of this Section 9 If, in Targus’ sole determination, Comarco’s use of the Targus Marks infringes on the rights of any third party, or weakens or impairs Targus’ rights in the Targus Marks, then Comarco agrees to immediately terminate or modify such use in accordance with Comarco’s instructions.

10. Confidentiality. Both during the term of this Agreement and at all times thereafter, subject to the other terms and provisions of this Agreement, each party hereto shall (A) (i) hold all Confidential Information (as defined below) in confidence, (ii) not directly or indirectly disclose any Confidential Information without the prior written consent of the other party, except for such employees, agents and representatives of such party that have a need to know; and (iii) not directly or indirectly use any Confidential Information for any purpose other than performance under this Agreement, (B) take such reasonable precautions as shall be necessary to keep strictly secret and confidential all Confidential Information including, but not limited to, marking documents as Confidential Information with a legend prohibiting reproduction, and (C) be responsible for compliance by each of its employees, representatives and agents with the terms of this Section.

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10.1 Confidential Information. As used in this Agreement “Confidential Information” means all of the following: (i) all trade secrets of the parties hereto, each party’s confidential information and information proprietary to each party and its Affiliates, (ii) all third party trade secrets, third party confidential information and information proprietary to a third party which each party obtains from such third party and which each such party treats or is obligated to treat as confidential, (iii) all of the terms of this Agreement and (iv) any information constituting a trade secret within the meaning of California Civil Code Section 3426.1, all of which is identified as confidential at the time of disclosure or which should reasonably be considered, under the circumstances of its disclosure, to be confidential to the disclosing party. Without limiting the generality of the foregoing, Confidential Information includes, economic and financial analyses and data, developments, improvements, concepts, marketing techniques, marketing policies and materials, marketing and development plans, customer names and other information related to customers, price lists and pricing policies, suppliers, product designs and specifications, manufacturing processes, manufacturing costs and all information derived from or using any of the foregoing.

10.2 Exceptions. Confidential Information shall not include (i) information which is, or at any time becomes, available in the public domain through no wrongful act of the other party, (ii) information which the other party can document was lawfully in its possession prior to the date of this Agreement, (iii) information which is documented by the other party as having been lawfully acquired from a third party who was not under a confidentiality obligation, and (iv) information which is independently developed by the other party without reference to or use of the disclosing party’s information, as evidenced by written records.

10.3 Return. Upon expiration or termination of this Agreement, each party shall promptly return to the other party or, at the other party’s option, destroy, all physical, written or electronic records (including any translations) containing any Confidential Information and all derivatives of any of the foregoing. Each party shall certify to the other in writing as to such return or destruction.

10.4 Disclosure Request. If either party receives a request, or is required by applicable law (other than as contemplated pursuant to Section 10.5(i) below) or court or administrative order, to disclose any Confidential Information, such party shall promptly notify the other party and shall reasonably cooperate with the other party in seeking an appropriate protective order. If such protective order is not obtained, the disclosing party shall disclose only that portion of the Confidential Information which is legally required to be disclosed and shall afford the other party the opportunity to review each item of Confidential Information prior to disclosure.

10.5 Terms of the Agreement. Neither party will disclose any terms of this Agreement to any third party without the prior written consent of the other party, except (i) as required by laws and regulations, including pursuant to the applicable requirements of the Securities and Exchange Commission or the listing requirements of any stock exchange or The NASDAQ Stock Market (which disclosure may include a description of the material terms of this Agreement and the filing of a copy of this Agreement with the Securities and Exchange Commission; provided that Comarco shall redact such financial or other sensitive information in any such disclosure or filing to the extent reasonably requested by Targus

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provided the applicable Governmental Requirements and the governing agencies permit such redaction) or as may be required to be disclosed in the footnotes of such party’s financial statements; (ii) to its attorneys, accountants, and other professional advisors under a duty of confidentiality; or (iii) to a third party under a duty of confidentiality in connection with any proposed or actual financing or a proposed or actual merger or sale of all or part of such party’s business relating to this Agreement. Notwithstanding any other provision contained in this Agreement, without the consent of the other party, either party may disclose, communicate or disseminate information with customers, vendors, suppliers, investors, and others with respect to this Agreement and the terms contained herein provided that such information has been previously disclosed in a press release, public announcement or other document previously approved for external distribution by the other party or is information which has been previously disclosed by a party pursuant to sub-clause (i) of the previous sentence.

11. Term. The term of this Agreement shall commence and become effective on the Effective Date and continue for two (2) years thereafter and shall automatically renew for additional terms of twelve (12) months each unless notice of non-renewal is given by either party in writing at least ninety (90) days prior to the end of the current term. Notwithstanding the fact that this Agreement shall be effective as of the Effective Date, the parties agree that the following Sections of this Agreement shall be effective immediately to the extent necessary for the parties to prepare for the Effective Date: Section 1.9 (Development and Supply Milestones), Section 2 (Documentation and Packaging), Section 5.3 (Delivery Terms and Lead-times), Section 5.6 (Forecasts), Section 8 (Intellectual Property), Section 9 (Targus Marks), Section 10 (Confidentiality), Section 14 (Miscellaneous) and Section 15 (Resolution of Disputes).

12. Termination.

12.1 Breach. Either party may terminate this Agreement (i) at any time upon thirty (30) days prior written notice to the breaching party of a material breach of its obligations under this Agreement unless the breaching party cures such breach within such thirty (30)-day period; (ii) upon fifteen (15) days prior written notice if the other party assigns or transfers this Agreement or any of its rights, duties or obligations under this Agreement, without the prior written approval of the other party hereto in accordance with Section 14.5 (except that no prior written consent shall be required for a Permitted Assignment) (as defined in Section 14.5 below); (iii) upon fifteen (15) days prior written notice upon the acquisition of substantially all of the assets or stock of Comarco by a Major Competitor of Targus (defined below) or any of such competitor’s Affiliates, or the merger or consolidation of Comarco or an Affiliate of Comarco with or into such a Major Competitor of Targus or any of such competitor’s Affiliates; or (iii) immediately if the other party makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or there is filing by or against such party of a petition to have such party adjudged a bankrupt or a petition for reorganization under any law relating to bankruptcy, which is not dismissed in sixty (60) days. As used herein, “Major Competitor of Targus” means a third party selling products similar to those offered for sale by Targus through similar channels as determined by Targus. As used herein, a “material breach” by Comarco of its obligations hereunder shall include, without limitation, Comarco’s failure to supply the Products substantially as required under this Agreement in terms of quantity, quality, and delivery dates.

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12.2 Targus Remedies. In addition to any other remedies set forth herein, Targus at its sole option upon termination by Targus under Section 12.1 may (i) cancel all outstanding purchase orders; and (ii) sell any Products in its inventory. In the event Targus determines to sell any Products in inventory, all licenses granted hereunder to Targus shall continue until the inventory is sold, unless a longer period is provided herein.

12.3 Effect of Termination. Except for licenses granted to Targus, its Affiliates and their respective customers as necessary to sell, distribute and operate the Products supplied by Comarco, upon any termination or expiration of this Agreement, all licenses granted by either party under this Agreement shall terminate. Comarco shall destroy or otherwise modify in accordance with Targus’ instructions any inventory or work-in-process that contain any Targus Marks or other Targus Intellectual Property.

13. Warranty and Indemnification.

13.1 Warranty. Comarco warrants that during the Warranty Period (as defined below) (a) all of the Products will be of merchantable quality, free from all defects in workmanship and materials, will be fit and safe for the particular purposes for which they are purchased (including consumer use) and the Products will conform in all material respects with the specifications agreed to by the parties and the samples delivered by Comarco, (b) the Products will not be adulterated, misbranded, falsely labeled or advertised, or falsely invoiced within the meaning of any local, state or federal laws of the United States now in force, (c) the Products will be properly labeled as to content as required by applicable U.S. Federal Trade Commission Trade Practice Rules, the U.S. Fair Labor Standards Act, the U.S. Consumer Product Safety Commission and similar laws, rules and regulations, (d) the Products ordered herein will be delivered in good and undamaged condition, (e) the Products do not infringe upon or violate any patent, copyright, trademark, trade name, trade dress or any other intellectual or proprietary property right of any third party (and this warranty is not limited to the term of the Warranty Period, as defined below, but the remedy for any breach of this warranty is limited to the indemnity provided in Section 13.4), (f) all of the Products will be delivered free of any claim of lien of any nature by any third person and Comarco will convey clear title thereto to Targus as provided hereunder, (g) all sales made hereunder will be made at not less than fair value under the United States Antidumping Law (19 U.S.C. Sec. 167 et seq.); and (h) the Products comply with applicable state, national and international laws, ordnances, statutes, rules and regulations in the United States and the place of manufacture (collectively, “Legal Requirements”) where Targus intends to sell the Products. The “Warranty Period” will be […***…] months from the date of delivery as required under Section 5.3 of the applicable Product for all other Products. Except as

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provided in Section 13.3, any attempt by Comarco to limit, disclaim or restrict any such warranties provided above or remedies of Targus provided under this Agreement by acknowledgment or otherwise in accepting or performing an order shall be void. All product warranty claims from customers relating to the manufacture or production of the Products shall be the sole responsibility of Targus, subject to Targus’ right to return Products to Comarco that are in breach of any warranty as provided in Section 5.9 above. Comarco shall not be responsible for any representation, warranty, or guarantee made by Targus concerning the Products that is inconsistent with the foregoing.

13.2 Remedy for Breach of Warranty. For any breach of the warranty provided in Section 13.1(a), (b), (c) or (d), the parties will follow the return process described in Section 5.9 above. The warranties provided in Section 13.1 do not cover any damage, defect, inoperability, or incorrect performance of a Product caused during shipment (subsequent to delivery by Comarco as provided in Section 5.3), exposure to adverse environment, misuse, abuse, accident, neglect, or unauthorized modification or repair.

13.3 Warranty Disclaimer. THE EXPRESS WARRANTIES PROVIDED IN SECTION 13.1 ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE PRODUCTS, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. TARGUS ACKNOWLEDGES THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES PROVIDED IN SECTION 13.1.

13.4 Comarco Indemnity. Comarco shall defend, indemnify, and hold harmless Targus and its respective directors, officers, employees, parents, subsidiaries, Affiliates, agents, successors, and assigns, as well as their respective customers, resellers, distributors and licensees (collectively, the “Targus Indemnified Parties”), from and against all third party suits and claims, and all injuries, liabilities, losses, damages, judgments, settlements, expenses, and costs (including, without limitation, reasonable attorneys’ fees) that result or are alleged to result from such suits and claims (collectively, “Claims”) arising directly or indirectly out of (a) any actual or potential product recall(s) or investigations by any regulatory agency, (b) any conduct or actions by Comarco which are, or are alleged to be, illegal, negligent or tortious or any breach of any representation or warranty of Comarco contained herein, (c) any claim that that this Agreement and/or sale of the Products to Targus violates any agreement, arrangement and/or understanding between the claiming party, on the one hand, and Comarco or its Affiliates, on the other hand; (d) any claims for damage to property, injury to person(s) or death related to the Products, whether based on negligence, defect in design or manufacture or any other theory or cause, or (e) any other claim or allegation by a third party for infringement or violation of any patent, copyright, trademark, trade name, trade dress, or any other intellectual or proprietary property right of any third party, which damage, injury, infringement, or violation is alleged to be caused by, relate to, or result from the Products (other than Custom Products to the extent infringement is based solely on compliance with any specifications provided by Targus) supplied by Comarco to Targus and/or the Targus Indemnified Parties (except to the extent such claim is based solely on the Targus Intellectual Property).

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If a Product becomes, or in Comarco’s opinion is likely to become, the subject of an infringement claim, Comarco shall, at its option and expense, either (i) procure for Targus the right to continue distributing such Product; or (ii) replace or modify such Product so that it becomes non-infringing without materially affecting functionality. Notwithstanding the foregoing, Comarco will have no obligation under this Section with respect to any infringement claim based upon (x) unauthorized use or distribution of the Product by Targus or its customers, (y) any use of the Product by Targus or its customers in combination with other products, equipment, component, or software not supplied by Comarco if such combination is the basis of the infringement claim and the combination was not reasonably anticipated or foreseeable by Comarco; or (z) any modification of the Product by any other person without Comarco’s prior written consent.

13.5 Targus Indemnity. Targus shall defend, indemnify, and hold harmless Comarco and its respective directors, officers, employees, parents, subsidiaries, Affiliates, agents, successors, and assigns, as well as their respective customers, resellers, distributors and licensees (collectively, the “Comarco Indemnified Parties”), from and against all Claims arising, directly or indirectly out of (a) any claims for damage to property, injury to person(s), or death based on defect in design of any Custom Product, but only to the extent the defect is based solely on compliance with any specifications provided by Targus, (b) any conduct or actions by Targus which are, or alleged to be, illegal, negligent or tortious or any breach of any representation or warranty of Tagus contained herein, (c) any actions or omissions of Targus or its employees in connection with marketing, promoting, advertising, or selling the Products, or (d) any other claim or allegation by a third party for infringement or violation of any patent, copyright, trademark, trade name, trade dress, or any other intellectual or proprietary property right of any third party, which damage, injury, infringement, or violation is alleged to be caused by, relate to, or result from the Custom Products supplied by Comarco to Targus and/or the Targus Indemnified Parties, but only to the extent the infringement is based solely on compliance with any specifications provided by Targus.

13.6 Terms Relating to Defense and Indemnification. For purposes of this Section 13.6, (i) the party entitled to indemnification pursuant to Sections 13.4 or 13.5 above (e.g., either the Targus Indemnified Parties and the Comarco Indemnified Parties) is referred to as the “Indemnified Party;” and (ii) the party obligated to indemnify is referred to as the “Indemnifying Party.” In the event of a Claim, but without affecting the generality of Section 13.4 and 13.5 above:

(a) the Indemnified Party shall give the Indemnifying Party prompt written notice of any Claim for which they, or any of them, seek to be indemnified under the terms hereof;

(b) the rights of the Indemnified Party to be indemnified hereunder shall not be deemed forfeited by their failure to give prompt notice unless the Indemnifying Party is substantially prejudiced by such failure;

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(c) The Indemnifying Party shall, within […***…] calendar days after receiving notice of any Claim, assume the defense of such Claim and retain legal counsel reasonably acceptable to the Indemnified Party for the defense of the Indemnified Party, with the Indemnifying Party to bear all fees and costs of such defense;

(d) in the event the Indemnifying Party fails to assume the defense of the Indemnified Party against any Claim, the Indemnified Party shall have the right to undertake the defense of the Claim on behalf of and at the expense and risk of the Indemnifying Party;

(e) the Indemnified Party shall cooperate with the Indemnifying Party and its legal counsel in the defense of any Claim in the event the Indemnifying Party assumes the defense of and retains legal counsel for the Indemnified Party;

(f) if the Indemnified Party’s and the Indemnifying Party’s interests can be fully, ethically, and adequately represented by common counsel retained to defend jointly the Indemnifying Party and the Indemnified Party against any Claim, the Indemnified Party shall be represented by such joint counsel and shall enter into a joint defense agreement reasonably acceptable to them to ensure the applicability of a joint defense privilege and confidentiality in all communication among the Indemnified Party, the Indemnifying Party, and their common legal counsel;

(g) if the Indemnified Party’s and the Indemnifying Party’s interests cannot be fully, ethically, and adequately represented by common counsel retained by the Indemnifying Party and the Indemnified Party, the Indemnified Party shall be represented by separate counsel reasonably acceptable to them, and the Indemnifying Party shall bear all fees and costs of such separate counsel;

(h) notwithstanding the foregoing, and independent of counsel chosen and paid for by the Indemnifying Party, the Indemnified Party shall also have the right to employ separate and additional counsel of their sole choosing to defend against any Claim, but the fees, costs, and expenses of such counsel shall be at the expense of the Indemnified Party as long as the Indemnifying Party continues to bear the expense of counsel it has selected to defend the Indemnified Party; and,

(i) the Indemnifying Party shall not, without the Indemnified Party’s written consent (which consent shall not be unreasonably withheld), settle or compromise any Claim or consent to entry of any judgment related thereto, unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a release from all liability arising from such Claim.

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13.7 Insurance. Each party, at its sole cost and expense, shall obtain and maintain in full force and effect, during the term of this Agreement, a policy of insurance insuring against those risks customarily insured under comprehensive general liability policies, including without limitation, product liability, and completed operations. Such policies of insurance shall have endorsements or coverage with combined single limits of not less than […***…] and shall name the other party as an additional insured thereunder. On or prior to the termination or expiration of this Agreement, each party shall obtain and keep in force a rider, endorsement or other appropriate policy that cannot be cancelled and that extends the cover of the comprehensive general liability policies referred to in the immediately preceding sentence for the benefit of the other party to all claims made within […***…] months after its termination or expiration in relation to any act or omission of the insured party under this Agreement before its termination or expiration. At the request of the other party, each party shall provide the other party with a certificate of insurance or other evidence that the appropriate insurance set forth herein is in effect.

13.8 Limitation on Liability. EXCEPT FOR ANY INDEMNIFICATION OBLIGATION PROVIDED IN THIS AGREEMENT, OR BREACH OF THE EXCLUSIVE DISTRIBUTION OR SUPPLY OBLIGATION PROVIDED IN SECTION 1, BREACH OF SECTION 8, 9 OR 10: (I) IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL OR INCIDENTAL DAMAGES, INCLUDING ANY LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, AND (II) EACH PARTY’S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT (OTHER THAN FOR ANY PAYMENT OWED UNDER THIS AGREEMENT), WHETHER IN CONTRACT OR TORT OR OTHERWISE, WILL NOT EXCEED[…***…].

14. Miscellaneous.

14.1 Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California Any judicial action with respect to this Agreement shall be filed exclusively in the federal or state courts located in Orange County, California, and each of the parties irrevocably consents and submits to the personal jurisdiction and venue of the federal and state courts located in Orange County, California.

14.2 Force Majeure. No party to this Agreement shall be liable for failure or delay in the fulfillment of all or part of this Agreement (other than payment obligations) because of acts of God, governmental orders or restrictions, war, threat of war, warlike conditions, terrorism, hostilities, sanctions, mobilization, blockade, embargo, revolution, riot, strike, walk-out, plague or other epidemics, fire, flood, earthquake or any other similar causes or circumstances beyond the reasonable control of the parties. Any such failure or delay shall not be deemed a breach of this Agreement provided, however, that (i) the party so prevented from complying with this Agreement gives written notice to

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the other party within 7 days after the force majeure event begins or occurs of the nature of the Force Majeure Event and the way in which, and the extent to which, its obligations are prevented or delayed; (ii) the party so prevented from complying with this Agreement shall continue to take all actions within its power to comply as fully as possible and shall in every instance, to the extent it is capable of doing so, use its diligent efforts to remove or remedy such cause with all reasonable dispatch, and (iii) if any such event or delay shall prevent the performance by Comarco of its obligations under this Agreement for a period of 90 days or more, then Targus shall be entitled to terminate this Agreement effective upon delivery of written notice to.

14.3 Equitable Relief. Each party acknowledges that the violation of any provision of Sections 1, 8, 9 or 10 of this Agreement by the other party would cause substantial injury to non-breaching party and that the non-breaching party would not have entered into this Agreement without such restrictions. In the event of violation of any such provision, the non-breaching party shall be entitled to seek, without posting bond of any kind, injunctive relief and an accounting of profits, compensation, remuneration and other benefits received by the breaching party in addition to any other contractual, legal or equitable right, damage or remedy available, subject to Section 13.8.

14.4 Assignment. Neither party may sell, assign or transfer any of its rights, duties or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; provided however, that (a) either party may assign or transfer this Agreement or any of its rights, duties and obligations to any of its direct or indirect subsidiaries or Affiliates; or (b) Targus may assign or transfer this Agreement or any of its rights, duties and obligations to the acquiring or surviving entity in any sale of substantially all of the assets or equity by Targus, or the merger or consolidation of Targus into or with such other entity; (c) Comarco may assign or transfer this Agreement or any of its rights, duties and obligations to the acquiring or surviving entity in any sale of substantially all of the assets or equity by Comarco, or the merger or consolidation of Comarco into or with such other entity provided that in the event such other entity is a Major Competitor of Targus the provisions of Section 12.1 shall apply (collectively, “Permitted Assignment”), and provided that in all such cases such assignee agrees to be bound by the terms and conditions of this Agreement in writing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Any attempted assignment in violation of the foregoing will be null and void.

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14.5 Notice. Any notice permitted or required under this Agreement shall be sent by reputable national or international courier service (such as Federal Express or DHL or Airborne), or by confirmed fax, to the address or fax number for such party designated below:

If to Targus:	Targus Group International, Inc.
1211 North Miller Street
Anaheim, CA 92806 U.S.A.
Attn: General Counsel
Phone No. (714) 765-5555
Fax: (714) 765-5579

If to Comarco:	Comarco Inc.
25541 Commercentre Drive
Lake Forest, CA 92630-8870
Attn: Chief Executive Officer
Phone No. (949) 599-7444
Fax No. (848) 599-1410

or to such other address or fax number as such party may designate by notice in accordance with this Section. Any notice shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a business day such notice or other communication shall be deemed to have been given and received on the next following business day.

14.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. However, if any provision shall be unenforceable or invalid under such law, such provision shall be ineffective only to the extent and duration of such unenforceability or invalidity. The remaining substance of such provision and the remaining provisions of this Agreement shall in such event continue to be binding and in full force and effect provided the essential economic benefits of this Agreement are retained.

14.8 Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain signatures of less than all of the parties and all of which shall be construed together as a single binding instrument.

14.9 Surviving Covenants. Sections 5.9, 6.2, 8, 9, 10, 12.2, 12.3, 13, 14 and 15 of this Agreement and any outstanding payment obligation under this Agreement shall survive any termination of this Agreement.

14.10 Attorneys’ Fees. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its reasonable attorneys’ fees and costs incurred in litigating, arbitrating or otherwise settling or resolving such dispute.

14.11 Waiver. The waiver by any party of any right under this Agreement, or with respect to any failure to perform under or breach of this Agreement by the other party, shall not constitute or be deemed a waiver of any other right under this Agreement or of any other failure to perform under or breach of this Agreement by the other party whether of a similar or dissimilar nature.

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14.12 Compliance. Each party shall comply with all applicable laws, regulations and court orders imposed by any jurisdiction in connection with entering into and performing its obligations under this Agreement.

14.13 Relationship of the Parties. Targus and Comarco shall at all times during the term of this Agreement act as, and shall represent itself to be, an independent contractor, and not an agent or employee of the other. This Agreement does not create any relationship of association, partnership, joint venture or agency between the parties. Neither party will have any right or authority to assume, create or incur any liability or obligation of any kind against or in the name of the other party.

14.14 Affiliate. Any Affiliate of Targus may purchase Products from Comarco under the terms and conditions of this Agreement, provided that Targus is responsible for any failure to perform as required under this Agreement by such Affiliate. As used herein, an “Affiliate” of a party means any person or entity that directly or indirectly controls, is controlled by, or is under common control with such party, where “control” means ownership of fifty percent (50%) or more of the outstanding voting securities (but only as long as such person or entity meets these requirements).

14.15 Public Announcement. Subject to Section 10 and the exceptions provided for therein, in no event shall either party issue a press release or make any other public announcement of the relations established under this Agreement prior to May 3, 2009. Any press release or other public announcement issued after such date will be jointly issued by the parties in a form mutually agreed upon by the parties.

14.16 Entire Agreement. This Agreement and Exhibits hereto are intended as the complete, final and exclusive statement of the terms of the agreement between the parties regarding the subject matter hereof and supersedes any and all other prior or contemporaneous agreements or understandings, whether written or oral, between them relating to the subject matter hereof. This Agreement may not be modified except in writing executed by both parties.

15. Resolution of Disputes.

(a) Dispute Resolution. Unless otherwise agreed in writing, the exclusive procedure for handling disputes shall be as set forth herein. Notwithstanding such procedures, either party may, at any time, seek injunctive relief in addition to the process described below. Performance under the Agreement shall continue during the dispute resolution process except in such instance where continuation would cause the Agreement to fail its essential purpose. The parties agree that payment disputes shall not, in association with such dispute resolution procedures, be considered as a condition giving rise to failure of essential purpose.

(b) Informal Dispute Resolution. Prior to mediation or arbitration the parties shall seek informal resolution of disputes. The process shall be initiated with written notice of one party to the other describing the dispute with reasonable particularity followed with a written response within ten (10) days of receipt of notice.

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Each party shall promptly designate an executive with requisite authority to resolve the dispute and who is at a higher level of management than the person with administrative responsibility over the Agreement. The informal procedure shall commence within ten (10) days of the date of response. All reasonable requests for non-privileged information reasonably related to the dispute shall be honored. If the dispute is not resolved within thirty (30) days of commencement of the procedure either party may proceed to mediation or arbitration pursuant to the rules set forth in (c) or (d) below.

(c) Mediation. If the dispute has not been resolved pursuant to (b) above or, if the parties fail to commence informal dispute resolution pursuant to (b) above, either party may, in writing and within twenty (20) days of the response date noted in (b) above, ask the other party to participate in a one (1) day mediation with an impartial mediator, and the other party shall do so. Each party will bear its own expenses and an equal share of the fees of the mediator. If the mediation is not successful the parties may proceed with arbitration pursuant to (d) below.

(d) Arbitration. If the dispute has not been resolved pursuant to (b) or (c) above, the dispute shall be promptly referred, no later than one (1) year from the date of original notice and subject to applicable statute of limitations, to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”) and shall be conducted in Orange County, California. Each party shall bear its own expenses and shall share equally in fees of the arbitrator(s). All candidates shall have substantial experience in information technology and/or in the technology supply chain business and shall be selected by the parties in accordance with AAA Rules. If the value of the dispute is under $1 million, a single arbitrator shall be mutually agreed upon from the candidate pool. If the value of the dispute is over $1 million, a three (3) arbitrator panel shall be mutually agreed upon from the candidate pool. If additional candidates are needed from which to chose they shall be procured from the AAA. If any arbitrator(s), once selected is unable or unwilling to continue for any reason, replacement(s) shall be filled via the process described above and a re-hearing shall be conducted. The parties will provide each other with all requested documents and records reasonably related to the dispute in a manner that will minimize the expense and inconvenience of both parties. Discovery will not include depositions or interrogatories except as the arbitrators expressly allow upon a showing of need. If disputes arise concerning discovery requests, the arbitrators shall have sole and complete discretion to resolve the disputes. The parties and arbitrator(s) shall be guided in resolving discovery disputes by the Federal Rules of Civil Procedure. The parties agree that time of the essence principles shall guide the hearing and that the arbitrator(s) shall have the right and authority to issue monetary sanctions in the event of unreasonable delay. The arbitrator(s) shall deliver a written opinion setting forth findings of fact and the rationale for the award within thirty (30) days following conclusion of the hearing. The award of the arbitrator(s), which may include legal and equitable relief, but which may not include punitive damages, will be final and binding upon the parties, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. In addition to award the arbitrator(s) shall have the discretion to award the prevailing party all or part of its attorneys’ fees and costs, including fees associated with arbitrator(s), if the arbitrator(s) determines that the positions taken by the other party on material issues of the dispute were without substantial foundation. Any conflict between the AAA Rules and the provisions of this Agreement shall be controlled by this Agreement. Notwithstanding the foregoing, neither party will be required to arbitrate any claim based on infringement of its intellectual property right or breach of any confidentiality obligation under this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Strategic Product Development and Supply Agreement effective as of the date first set forth above.

“TARGUS”

TARGUS GROUP INTERNATIONAL, INC.

Signature:	/s/ Victor C. Streufert
Name:	Victor C. Streufert
Title:	Executive Vice President and Chief Financial Officer
Date:	March 16, 2009

“COMARCO”

COMARCO, INC.

Signature:	/s/ Fredrik Tortensson
Name:	Fredrik Torstensson
Title:	Vice President of Sales and Marketing
Date:	March 16, 2009

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EXHIBIT A

PRODUCT DESCRIPTION, SPECIFICATION AND PRICING

[…***…] LINE OF PRODUCTS

PRODUCT	SPECIFICATIONS	TIPS*	PRICING
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]

*	[…***…]

Delivery: F.O.B. […***…]

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DEVELOPMENT AND SUPPLY MILESTONES

Comarco agrees to deliver and launch the […***…] line products in accordance with the following schedule:

Milestone	Deadline
[…***…]

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EXHIBIT B

SAMPLE MANUFACTURER’S AGREEMENT

THIS MANUFACTURER’S AGREEMENT (the “Agreement”) dated this      of                     , 200    , by and between             (Name)                    ,             (Address)            (“Manufacturer”) and COMARCO, INC. (“Comarco”)

WHEREAS, Comarco and Targus Group International, Inc. (“Targus”) have entered into that certain Strategic Product Development and Supply Agreement dated                     , 2009 (the “Supply Agreement”) pursuant to which Comarco agrees to supply to Targus certain power supply products (the “Products”). The Supply Agreement includes a license from Targus to Comarco to use certain Targus trademarks and logos (the “Targus Trademarks”) on or in conjunction with the Products that Comarco will supply to Targus; and

WHEREAS, Manufacturer wishes to manufacture for Comarco certain of the Products as set forth on Exhibit “A” attached hereto which will include the Targus Trademarks pursuant to Manufacturer’s separate agreement with Comarco.

NOW, in consideration of the foregoing, the covenants hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Manufacturer agrees that any and all rights that may be acquired by the use of the Targus Trademarks shall inure to the sole benefit of Targus. Manufacturer agrees to execute all documents and to make such filings, at no material cost or expense to Manufacturer, as are reasonably required to assign to Targus any rights Manufacturer may have in the Targus Trademarks.

2. Manufacturer agrees not to use the Targus Trademarks or any part thereof as part of its corporate or trade name nor use or register any name or mark confusingly similar to the Targus Trademarks.

3. Manufacturer agrees that if it is notified by Comarco or Targus of any change in any of the Targus Trademarks, Manufacturer shall immediately change the Targus Trademarks to conform to such change.

4. Manufacturer agrees that it will not manufacture any goods using the Targus Trademarks other than the Product(s) specified on Exhibit “A” attached hereto by this Agreement and shall exclusively manufacture for and sell to Comarco any such Product(s) containing Targus’ Trademarks. Additionally, Manufacturer acknowledges that the Supply Agreement requires Comarco to sell the Products exclusively to Targus, subject to certain exceptions and limitations as set forth in the Supply Agreement.

5. Manufacturer agrees that upon notice to Comarco, who shall in turn notify Manufacturer, Targus shall have the right to inspect, at Targus’ expense, the manufacturing facilities of Manufacturer.

6. The parties to this Agreement expressly agree that Targus and its affiliates are third party intended beneficiaries of this Agreement with rights to enforce such agreement.

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7. The construction and performance of this Agreement will be governed by the laws of the State of California without regard to its choice of law rules. Any judicial action with respect to this Agreement shall be filed exclusively in the federal or state courts located in Orange County, California, and each of the parties irrevocably consents and submits to the personal jurisdiction and venue of the federal and state courts located in Orange County, California.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representative on the respective dates entered below.

(Manufacturer)	COMARCO, INC

By:	By:
Title:	Title:
Date:	Date:

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